                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                AMAZON.COM, INC.

                             ADC ACQUISITIONS, INC.

                                       AND

                    ACCEPT.COM FINANCIAL SERVICES CORPORATION





                           DATED AS OF APRIL 25, 1999

                                    CONTENTS

ARTICLE I - THE MERGER.................................................................  1
        1.1    The Merger..............................................................  1
        1.2    The Closing.............................................................  2
        1.3    Effective Date and Time.................................................  2
        1.4    Articles of Incorporation of the Surviving Corporation..................  2
        1.5    Bylaws of the Surviving Corporation.....................................  3
        1.6    Directors and Officers..................................................  3
        1.7    Merger Consideration and Conversion of Shares...........................  3
               1.7.1.   Merger Consideration...........................................  3
               1.7.2    Exchange Ratio; Escrow Shares..................................  3
               1.7.3    Exchange of Certificates.......................................  6
               1.7.4    No Fractional Shares...........................................  8
               1.7.5    No Further Transfers...........................................  8
        1.8    Shareholder Representative..............................................  8
        1.9    Amendment to Provide for Alternative Merger Structures..................  9
        1.10   Tax Free Reorganization.................................................  9

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................. 10
        2.1    Organization............................................................ 10
        2.2    Enforceability.......................................................... 11
        2.3    Capitalization.......................................................... 11
        2.4    Subsidiaries and Affiliates............................................. 13
        2.5    No Approvals; No Conflicts.............................................. 13
        2.6    Financial Statements.................................................... 14
        2.7    Absence of Certain Changes or Events.................................... 15
        2.8    Taxes................................................................... 17
        2.9    Property................................................................ 19
        2.10   Contracts............................................................... 21
               2.10.1   Material Contracts............................................. 21
               2.10.2   Required Consents.............................................. 22
        2.11   Claims and Legal Proceedings............................................ 23
        2.12   Labor and Employment Matters............................................ 23
        2.13   Employee Benefit Plans.................................................. 24
               2.13.1   Employee Benefit Plan Listing.................................. 24
               2.13.2   Documents Provided............................................. 24
               2.13.3   Compliance..................................................... 25


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
               2.13.4   Contributions and Premium Payments............................. 26
               2.13.5   Related Employers.............................................. 26
               2.13.6   Multiemployer and Title IV Plans............................... 26
               2.13.7   Post-Termination Welfare Benefits.............................. 27
               2.13.8   Suits, Claims and Investigations............................... 27
               2.13.9   Payments Resulting From Transactions........................... 27
        2.14   Intellectual Property................................................... 28
               2.14.1   General........................................................ 28
               2.14.2   Company Technology............................................. 28
               2.14.3   Third Party Technology......................................... 29
               2.14.4   Trademarks..................................................... 30
               2.14.5   Intellectual Property Rights................................... 30
               2.14.6   Maintenance of Rights.......................................... 31
               2.14.7   Third Party Infringement....................................... 31
               2.14.8   Infringement by the Company.................................... 32
               2.14.9   Confidentiality................................................ 32
               2.14.10  Warranty Against Defects....................................... 33
               2.14.11  Domain Names................................................... 33
               2.14.12  Year 2000...................................................... 34
               2.14.13  Indemnification................................................ 35
               2.14.14  Restrictions on Intellectual Property.......................... 35
        2.15   Corporate Books and Records............................................. 36
        2.16   Licenses, Permits, Authorizations, etc.................................. 36
        2.17   Compliance With Laws.................................................... 36
        2.18   Insurance............................................................... 37
        2.19   Brokers or Finders...................................................... 37
        2.20   Absence of Questionable Payments........................................ 37
        2.21   Bank Accounts........................................................... 38
        2.22   Insider Interests....................................................... 38
        2.23   Compliance With Environmental Laws...................................... 38
        2.24   Full Disclosure......................................................... 39
        2.25   Hart-Scott-Rodino....................................................... 39
        2.26   Employment of Required Employees........................................ 39
        2.27   Voting Agreements....................................................... 39

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF AMAZON.COM AND THE PURCHASER........... 40
        3.1    Organization............................................................ 40
        3.2    Enforceability.......................................................... 41
        3.3    Securities.............................................................. 41


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
        3.4    No Approvals or Notices Required; No Conflicts With Instruments......... 42
        3.5    Capitalization.......................................................... 42
        3.6    SEC Documents........................................................... 42
        3.7    Absence of Certain Changes.............................................. 43
        3.8    Information Supplied by Amazon.com...................................... 43
        3.9    Full Disclosure......................................................... 43

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF AMAZON.COM AND THE PURCHASER....... 43
        4.1    Accuracy of Representations and Warranties.............................. 43
        4.2    Performance of Agreements............................................... 44
        4.3    Opinion of Counsel for the Company...................................... 44
        4.4    Compliance Certificate.................................................. 44
        4.5    Approvals and Consents.................................................. 44
        4.6    Proceedings and Documents; Secretary's Certificate...................... 44
        4.7    Nonforeign Affidavit.................................................... 45
        4.8    Compliance With Laws.................................................... 45
        4.9    Shareholder Approval.................................................... 45
        4.10   Legal Proceedings....................................................... 45
        4.11   Employment and Noncompetition Arrangements.............................. 45
        4.12   Affiliate Letters....................................................... 45
        4.13   Termination of Certain Agreements....................................... 46
        4.14   Exercise of Stock Purchase Rights; Conversion of Convertible Securities. 46
        4.15   Dissenter Rights........................................................ 46
        4.16   Transmittal Letters..................................................... 46
        4.17   Amendment of Options and Restricted Stock Agreements.................... 46
        4.18   Escrow Agreement........................................................ 47

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY......................... 47
        5.1    Accuracy of Representations and Warranties.............................. 47
        5.2    Performance of Agreements............................................... 47
        5.3    Opinion of Counsel...................................................... 47
        5.4    Compliance Certificate.................................................. 48
        5.5    Legal Proceedings....................................................... 48
        5.6    Approvals and Consents.................................................. 48
        5.7    Compliance With Laws.................................................... 48
        5.8    Escrow Agreement........................................................ 48
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
ARTICLE VI - COVENANTS................................................................. 48
        6.1    Conduct of Business by the Company Pending the Merger................... 49
        6.2    Access to Information; Confidentiality.................................. 51
        6.3    No Alternative Transactions............................................. 51
        6.4    Notification of Certain Matters......................................... 51
        6.5    Further Action; Commercially Reasonable Efforts......................... 52
        6.6    Shareholder Approval.................................................... 52
        6.7    Proxy Statement......................................................... 52
        6.8    Amazon.com Common Stock................................................. 53
        6.9    Securities Act Compliance............................................... 53
        6.10   Dissenting Shares....................................................... 54
        6.11   Publicity............................................................... 54
        6.12   Option Shares; Registration............................................. 54
        6.13   Employee Matters........................................................ 54
        6.14   Audited Financial Statements............................................ 55
        6.15   Repayment of Indebtedness to Company.................................... 55
        6.16   Real Property........................................................... 55
        6.17   Subsidiary Roll-Up...................................................... 55
        6.18   Release of Liens........................................................ 55

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER........................................ 56
        7.1    Termination............................................................. 56
        7.2    Effect of Termination................................................... 56
        7.3    Amendment............................................................... 57
        7.4    Waiver.................................................................. 57

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION............................................ 57
        8.1    Survival................................................................ 57
        8.2    Indemnification by the Holders of Company Capital Stock................. 58
        8.3    Threshold and Limitations; Adjustment of Merger Consideration........... 58
        8.4    Procedure for Indemnification........................................... 59
        8.5    Remedies; Specific Performance.......................................... 61

ARTICLE IX - GENERAL................................................................... 61
        9.1    Expenses................................................................ 61
        9.2    Notices................................................................. 62
        9.3    Severability............................................................ 63
        9.4    Entire Agreement........................................................ 63
        9.5    Assignment.............................................................. 63
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
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        9.6    Parties in Interest..................................................... 63
        9.7    Governing Law........................................................... 64
        9.8    Headings................................................................ 64
        9.9    Counterparts............................................................ 64
        9.10   Waiver of Jury Trial.................................................... 64

EXHIBITS

        1.3(i)   - Certificate of Merger
        1.3(ii)  - Agreement of Merger,  including Officers' Certificate
        1.7.1    - Key Employees
        1.7.2    - Form of Escrow Agreement
        1.7.3    - Letter of Transmittal
        2        - Disclosure Memorandum
        2.27     - Form of Voting Agreement
        4.3      - Opinion of Counsel for the Company
        4.7      - Real Property Tax Affidavit
        4.11     - Form of Confidentiality, Noncompetition and Invention
                   Assignment Agreement
        4.12     - Form of Affiliate Letter
        5.3      - Opinion of Counsel for Amazon.com and the Purchaser


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
                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of April 25, 1999, by and among Amazon.com, a Delaware corporation ("Amazon.com"), ADC Acquisitions, Inc., a Delaware corporation and wholly owned subsidiary of Amazon.com (the "Purchaser"), and Accept.com Financial Services Corporation, a California corporation (the "Company").

                                    RECITALS

        A. The Company, Amazon.com and the Purchaser believe it advisable and in their respective best interests to effect a merger of the Company and the Purchaser pursuant to this Agreement (the "Merger").

        B. The Board of Directors of the Company has approved this Agreement and the Merger as required by applicable law.

        C. The Boards of Directors of Amazon.com and the Purchaser and the sole stockholder of the Purchaser have approved this Agreement and the Merger as required by applicable law.

        D. It is intended that the Merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        E. It is intended that certain shareholders of the Company will enter into voting agreements with Amazon.com in connection with the Merger concurrently herewith.

                                    AGREEMENT

        In consideration of the terms hereof, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

1.1     THE MERGER

        Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3 hereof) the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation"), and (b) from and after the Effective Time, the Merger shall


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
have all the effects of a merger under the laws of the State of Delaware, the State of California and other applicable law.

1.2     THE CLOSING

        Subject to the terms and conditions of this Agreement, the closing of the Merger pursuant to this Agreement (the "Closing") shall take place on the earliest practicable business day (the "Closing Date") after the satisfaction or waiver of the conditions set forth in Articles IV and V at 10:00 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, or such other date, time or location as Amazon.com and the Company shall agree.

1.3     EFFECTIVE DATE AND TIME

        On the Closing Date and subject to the terms and conditions hereof, (i) a certificate of merger complying with the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), substantially in the form attached as
Exhibit 1.3(i) (the "Certificate of Merger"), shall be delivered for filing to the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), and (ii) an agreement of merger, together with an officers' certificate, complying with the applicable provisions of the California Corporations Code ("California Law"), substantially in the form attached as
Exhibit 1.3(ii) (the "Agreement of Merger"), shall be delivered for filing to the Secretary of State of the State of California (the "California Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of the filing of the Agreement of Merger with the California Secretary of State or at such other time as may be specified in the Agreement of Merger as filed. If the Delaware Secretary of State or the California Secretary of State requires any changes in the Certificate of Merger or Agreement of Merger, respectively, as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Amazon.com, the Purchaser and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4     ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

        At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to conform to the substantive portions of the Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time. Thereafter, the Articles of Incorporation of


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
the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5     BYLAWS OF THE SURVIVING CORPORATION

        At the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6     DIRECTORS AND OFFICERS

        At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of the Purchaser immediately prior to the Effective Time, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7     MERGER CONSIDERATION AND CONVERSION OF SHARES

        1.7.1. MERGER CONSIDERATION

        For purposes of this Agreement, the term "Merger Consideration" shall mean the number of shares of common stock, par value $0.01 per share, of Amazon.com ("Amazon.com Common Stock") determined by dividing the Base Amount (as defined below) by $184.4375, the closing price of Amazon.com Common Stock as reported on the Nasdaq National Market on April 12, 1999 (the "Closing Price"). The term "Base Amount" shall mean $175,000,000; provided, however, if any of the individuals listed on Exhibit 1.7.1 as "Primary Key Employees" (the "Primary Key Employees") or "Secondary Key Employees" (the "Secondary Key Employees") have not accepted Amazon.com's offer of continued employment with Surviving Corporation, as set forth in Section 6.13, the Base Amount shall be reduced by the amount set forth opposite the name of the individual or individuals on
Exhibit 1.7.1 who have not accepted such continued employment as of the Closing.

        1.7.2 EXCHANGE RATIO; ESCROW SHARES

        As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

               (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.


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               (b) Each issued and outstanding share of Common Stock of the
Company (the "Company Common Stock"), including each share of Company Common Stock issued upon conversion of each issued and outstanding share of the Company's Series A Preferred Stock, no par value (the "Company Series A Stock" and, collectively with the Company Common Stock, the "Company Capital Stock"), other than shares of Company Capital Stock, if any, for which dissenters' rights are perfected in compliance with applicable law, shall be converted into the right to receive from Amazon.com a number of shares of Amazon.com Common Stock determined by dividing (i) the number of shares comprising the Merger Consideration by (ii) the Fully Diluted Common Stock Number. The "Fully Diluted Common Stock Number" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, which calculation assumes (x) the exercise of all outstanding rights, warrants or options, vested or unvested, to acquire Company Capital Stock, regardless of restrictions on exercise, and (y) the conversion of all outstanding securities (including, without limitation, Company Series A Stock) and notes convertible at any time into Company Common Stock, regardless of restrictions on conversion (such rights, warrants, options and convertible securities referenced in clauses (x) and (y) being referred to herein as "Stock Purchase Rights"). The quotient as derived above shall be referred to herein as the "Exchange Ratio." The number of shares of Amazon.com Common Stock to be issued to each holder of Company Capital Stock in existence immediately prior to the Effective Time (collectively, the "Shareholders") under this Section 1.7.2(b) shall be calculated by aggregating all shares of Company Common Stock held by each such Shareholder, so that such number of shares of Amazon.com Common Stock to be issued shall be equal to the number of shares of Company Common Stock held by such Shareholder multiplied by the Exchange Ratio, with cash paid in lieu of any fractional share of Amazon.com Common Stock pursuant to
Section 1.7.5 hereof.

               (c) Notwithstanding the foregoing, 15% of that number of shares comprising the Merger Consideration (the "Escrow Shares") shall be deposited in escrow (the "Escrow") with ChaseMellon Shareholder Services L.L.C. ("ChaseMellon" or the "Escrow Agent"), to be held and administered in accordance with an Escrow Agreement, in substantially the form attached hereto as Exhibit
1.7.2 (the "Escrow Agreement"), such Escrow Shares to be withheld and deducted, pro rata, from the shares of Amazon.com Common Stock otherwise issuable to each Shareholder. With respect to each Shareholder subject to a Restricted Stock Agreement (as defined herein), the Escrow Shares deposited in the Escrow by such Shareholder shall be prorated between such Shareholder's Vested Shares and Unvested Shares (each, as defined in the respective Restricted Stock Agreements), and the vesting of such Escrow Shares shall be at a prorated rate of the total vesting of shares


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
of such Shareholder subject to such Restricted Stock Agreement. By approving the Merger at a special meeting of the shareholders or by written consent or by delivering their certificates representing shares of Company Capital Stock to ChaseMellon in accordance with the provisions of Section 1.7.3, the Shareholders shall agree to be bound with respect to the indemnification obligations of the Shareholders and the procedures set forth in Article VIII. Fractional shares of Amazon.com Common Stock shall not be deposited in escrow. In lieu thereof, each Shareholder shall round up such fractional share to the nearest whole number and deposit into escrow a full share of Amazon.com Common Stock for such fractional share. The Escrow Shares shall be held by the Escrow Agent in book entry form. Notwithstanding the escrow of the Escrow Shares, dividends or other distributions declared and paid on such shares shall continue to be paid by Amazon.com to the holders of Escrow Shares and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by such stockholders. Any securities received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of Amazon.com Common Stock, payment of a stock dividend or other stock distribution in or on shares of Amazon.com Common Stock, or change of Amazon.com Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Amazon.com, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares. The Escrow Shares shall be available to satisfy any indemnification obligations pursuant to Article VIII for the Survival Period (as defined in Section 8.1).

               (d) Each issued and outstanding share of capital stock of the Purchaser shall continue to remain outstanding as a share of capital stock of the Surviving Corporation.

               (e) Amazon.com shall assume the Company's 1998 Stock Plan (the "Company Plan"), and each outstanding option to purchase shares of Company Common Stock set forth on Appendix A to Schedule 2.3(c) to the Disclosure Memorandum, whether or not vested or exercisable (each, an "Option"), shall be assumed by Amazon.com and shall constitute an option to acquire, on the same vesting terms, and on substantially the same other terms and conditions as were applicable under such assumed Option, that number of shares of Amazon.com Common Stock equal to the product of the Common Stock Exchange Ratio and the number of shares of Company Common Stock subject to such Option, at a price per share (rounded to the nearest $0.01) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of Amazon.com Common Stock deemed to be purchasable pursuant to such Option;


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
provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of Amazon.com Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares, and, at the time of such assumption, Amazon.com shall pay to the holder thereof as soon as practicable after the assumption thereof an amount of cash equal to such fraction multiplied by the average of the high and low selling price of Amazon.com Common Stock on the assumption date, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. Amazon.com shall assume the obligations of the Company under the Company Plan and shall comply with the terms of such plan as they apply to the Options assumed as set forth above.

               (f) Holders of shares of Company Capital Stock who have complied with all the requirements for perfecting dissenters' rights, as required under California Law, shall be entitled to their rights under California Law with respect to such shares (the "Dissenting Shares"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Amazon.com Common Stock to which such holder is then entitled under this Agreement and California Law, without interest thereon and upon surrender of the certificate representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Shareholder who has perfected dissenter's rights for such shares in accordance with California Law shall not be converted in Amazon.com Common Stock pursuant to this Section 1.7.2.

               (g) If, prior to the Effective Time, Amazon.com recapitalizes through a split-up of its outstanding shares of capital stock into a greater number, or a combination of its outstanding shares of capital stock into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares of capital stock into the same or a different number of shares of other classes of capital stock, or declares a dividend on its outstanding shares of capital stock payable in shares or securities convertible into shares, the number of shares of Amazon.com Common Stock into which the shares of Company Capital Stock are to be converted, and the number of shares of Amazon.com Common Stock issuable upon the exercise of each assumed Option, will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Company Capital Stock and Options and the holders of shares of capital stock of Amazon.com.


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
        1.7.3 EXCHANGE OF CERTIFICATES

        (a) As soon as practicable after the Effective Date, ChaseMellon, as exchange agent (the "Exchange Agent"), shall make available, and each Shareholder will be entitled to receive, in no event more than five business days after surrender to the Exchange Agent of a letter of transmittal in the form set forth as Exhibit 1.7.3 hereto (the "Letter of Transmittal") together with documents delivered as required therein, including certificates representing shares of Company Capital Stock for cancellation, certificates representing the number of shares of Amazon.com Common Stock that such Shareholder is entitled to receive pursuant to Section 1.7.2 hereof; provided, however, that the Escrow Shares shall (i) be retained by ChaseMellon in accordance with the provisions of the Escrow Agreement, (ii) not be issued in certificated form and (iii) be held by ChaseMellon in book entry form. In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, Amazon.com shall issue in exchange for such lost, stolen or destroyed certificate the shares of Amazon.com Common Stock that such Shareholder is entitled to receive pursuant to Section 1.7.2 hereof; provided, however, that Amazon.com may in its discretion and as a condition precedent to the issuance thereof, require such Shareholder to provide Amazon.com with an indemnity agreement against any claim that may be made against Amazon.com with respect to the certificate alleged to have been lost, stolen or destroyed. The shares of Amazon.com Common Stock that each Shareholder shall be entitled to receive in connection with the Merger pursuant to Section 1.7.2 and the Escrow Shares shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to Amazon.com any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Amazon.com that such tax has been paid or is not applicable. Notwithstanding anything to the contrary, neither Amazon.com nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to applicable law, including, without limitation, abandoned property, escheat and similar laws.

        (b) Amazon.com or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as Amazon.com or the


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
Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the former holder of the Company Capital Stock in respect of whom such deduction and withholding were made by Amazon.com or the Exchange Agent.

        1.7.4 NO FRACTIONAL SHARES

        No certificates or scrip representing fractional shares of Amazon.com Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to Amazon.com Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, Amazon.com shall pay to the holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Amazon.com Common Stock, as soon as practicable after the Effective Date (and in the same timely manner required for delivery of certificates of Amazon.com Common Stock provided in Section 1.7.3), an amount in cash equal to such fraction multiplied by the Closing Price.

        1.7.5 NO FURTHER TRANSFERS

        After the Effective Time, there shall be no transfers of any shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be forwarded to Amazon.com and be canceled and exchanged in accordance with this
Section 1.7, subject to applicable law in the case of Dissenting Shares.

1.8     SHAREHOLDER REPRESENTATIVE

        (a) By approving the Merger at a special meeting of shareholders or by written consent of the shareholders, each Shareholder shall have irrevocably authorized and appointed Eric Hahn (the "Shareholder Representative"), with full power of substitution and resubstitution, as such Shareholder's representative and true and lawful attorney-in-fact and agent to act in such Shareholder's name, place and stead as contemplated by Article VIII and to execute in the name and on behalf of such Shareholder the Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by such Shareholder in connection with the Escrow Agreement.

        (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement as the Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Shares were contributed to the Escrow shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

        (c) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and the Indemnified Parties (as defined herein) may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and the Indemnified Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

1.9     AMENDMENT TO PROVIDE FOR ALTERNATIVE MERGER STRUCTURES

        If at any time prior to the Closing Date, Amazon.com elects to have the Purchaser be the Surviving Corporation or elects to have the Company merge with and into Amazon.com or have a different subsidiary of Amazon.com merge with the Company in a forward or reverse triangular merger, the parties shall promptly enter into an amendment to this Agreement to so provide, so long as such action does not result in a breach of a representation or warranty set forth in Article II hereof or the inability to satisfy any of the conditions set forth in Articles IV and V hereof. Section 1.10(b) and (c) shall be amended as necessary to reflect any amendment under this Section 1.9.

1.10    TAX FREE REORGANIZATION

        (a) Except as otherwise required by the Internal Revenue Service (the "IRS") pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the parties shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(D) of the

Code, in the case of the merger of the Company with and into the Purchaser with the Purchaser being the surviving corporation, by reason of Section 368(a)(2)(E) of the Code, in the case of any merger of the Purchaser with and into the Company with the Company being the surviving corporation, or by reason of
Section 368(a)(1)(A) itself, in the case of the merger of the Company with and into Amazon.com.

        (b) In addition, Amazon.com represents, solely for tax purposes, now, and as of the Closing Date, the following: (i) prior to the Merger, it will be in "control" of Purchaser within the meaning of Section 368(c) of the Code; (ii) except for reorganizations under Section 368(a)(1)(F) of the Code or a merger with Amazon.com, it has no present plan or intention to liquidate the Company or to merge the Company with or into another corporation, to sell, distribute or otherwise dispose of the Company Capital Stock, except for transfers of stock described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k)(2), or to cause the Company to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k)(2); and (iii) that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d). Notwithstanding the foregoing, neither Amazon.com nor the Purchaser makes any representation or warranty with respect to any Tax consequences to the Company or its shareholders arising under this Agreement or as a result of the transactions contemplated hereby.

        (c) The Company represents that it has not taken any action that would prevent the Merger from meeting the requirement under Section 368(a)(2)(E) of the Code that "substantially all of the assets" of the Company must be acquired in the Merger.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as is otherwise set forth with appropriate Section references in the Disclosure Memorandum attached as Exhibit 2 (the "Disclosure Memorandum"), and in order to induce Amazon.com and the Purchaser to enter into and perform this Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company represents and warrants to Amazon.com and the Purchaser as of the date of this Agreement and as of the Closing as follows in this Article II.

2.1     ORGANIZATION

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, and to enter into and perform its obligations under this Agreement and the other Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the Company's business, operations, assets, liabilities, condition (financial or otherwise) or prospects; provided, however, that a Company Material Adverse Effect shall not include any change, event or effect that relates to or results from (i) the announcement or other disclosure or consummation of the transactions contemplated by this Agreement; (ii) a general economic downturn; or (iii) an economic downturn in the Company's industry which does not disproportionately affect the Company.

2.2     ENFORCEABILITY

        The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken or will be taken as of or prior to the Effective Time. All such corporate action on the part of the Company's Board of Directors has been taken. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

2.3     CAPITALIZATION

        (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 9,202,400 shares of preferred stock, all of which shares are designated as Series A Preferred Stock.

        (b) As of the date of this Agreement, the issued and outstanding capital stock of the Company consists solely of 7,236,740 shares of Company Common Stock and 9,031,600 shares of Company Series A Stock, all of which shares are held of record on the date of this Agreement and, to the knowledge of the Company, beneficially by the Shareholders as set forth on Schedule 2.3(b) to the Disclosure Memorandum. Schedule 2.3(b) to the Disclosure Memorandum also separately indicates the number of shares of Company Common Stock into which the outstanding Company Series A Stock is convertible. Such outstanding shares are, and immediately prior to the Closing will be (and immediately prior to the Closing all shares of Company Common Stock issued upon the conversion of outstanding Company Series A Stock will be), duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to Amazon.com or its counsel.

        (c) As of the date of this Agreement, other than (i) Options to purchase up to 1,798,250 shares of Company Common Stock which have been granted under the Company Plan, (ii) a warrant to purchase 170,800 shares of Company Series A Stock or (iii) other Stock Purchase Rights set forth on Schedule 2.3(c) to the Disclosure Memorandum, there are no outstanding rights of first refusal or offer, preemptive rights, Stock Purchase Rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any of its shareholders of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company Capital Stock. Schedule 2.3(c) to the Disclosure Memorandum accurately reflects the number of such Options and other Stock Purchase Rights outstanding as of the date of this Agreement, the grant or issue dates, vesting schedules and exercise or conversion prices thereof, and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than as a security holder). The Company has delivered to Amazon.com or its counsel true and correct copies of the Company Plan, the stock option agreements relating to Options granted thereunder, all other agreements with respect to Stock Purchase Rights, and all material deviations therefrom. Schedule 2.3(c) to the Disclosure Memorandum also identifies all Options or Stock Purchase Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

        (d) Except as set forth on Schedule 2.3(d) to the Disclosure Memorandum, the Company is not a party or subject to any agreement or understanding, and, to the knowledge of the Company, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. Except as set forth on Schedule 2.3(d) of the Disclosure Memorandum, no Shareholder or any affiliate thereof is indebted to the Company, and the Company is not indebted to any Shareholder or any affiliate thereof. Except as set forth on Schedule 2.3(d) to the Disclosure Memorandum, the Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

        (e) All rights of refusal, co-sale rights and registration rights granted by the Company with respect to the Company Capital Stock or Stock Purchase Rights of the Company are described on Schedule 2.3(e) to the Disclosure Memorandum.

        (f) All Options and Stock Purchase Rights have been granted or issued at fair market value, as determined by the Company's Board of Directors at the date of grant or issuance.

2.4     SUBSIDIARIES AND AFFILIATES

        Except as set forth in Schedule 2.4 to the Disclosure Memorandum, the Company does not own and has not in the past owned, directly or indirectly, any ownership, equity, or voting interest in, or otherwise control or controlled, any corporation, partnership, limited liability company, joint venture or other entity, and has no agreement or commitment to purchase any such interest. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity securities, as the case may be, of each of the entities listed on Schedule 2.4 to the Disclosure Memorandum (collectively, the "Company Subsidiaries"), no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to either sell any outstanding securities of any Company Subsidiary or issue additional shares of capital sock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned free and clear of any liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind.

2.5     NO APPROVALS; NO CONFLICTS

        Except as set forth in Schedule 2.5 to the Disclosure Memorandum, the execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State and the California Secretary of State, (iii) the approval by the Shareholders of the transactions contemplated hereby, as provided under California Law and the Articles of Incorporation and Bylaws of the Company, (iv) the notification requirements of the Hart-Scott-Rodino Act (as defined below), and (v) the filing of all documents necessary to roll-up each Company Subsidiary, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance (as defined in Section 2.9(d)) upon any material assets of the Company or, to the knowledge of the Company, upon any outstanding shares or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

2.6     FINANCIAL STATEMENTS

        The Company has delivered to Amazon.com (a) unaudited balance sheets and statements of income and expense of the Company as of or for the fiscal years ended December 31, 1997 and 1998, and (b) an unaudited balance sheet, statement of income and expense and statement of cash flow of the Company as of and for the three-month period ended March 31, 1999. All the foregoing financial statements are herein referred to as the "Financial Statements." The balance sheet of the Company as of March 31, 1999 is herein referred to as the "Company Balance Sheet." Except as set forth in Schedule 2.6 to the Disclosure Memorandum, the Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $50,000 in the aggregate or $20,000 individually. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Company's practices with respect to capitalizing software development costs, as reflected in the Financial Statements, are reasonable, in accordance with industry standards and consistent with the advice of the Company's independent accountants.

2.7     ABSENCE OF CERTAIN CHANGES OR EVENTS

        Except (i) as set forth in Schedule 2.7 to the Disclosure Memorandum and
(ii) for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

               (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of the Company's business as currently conducted and as proposed to be conducted;

               (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or affiliate of the Company);

               (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants who already held such positions at that time (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

               (d) suffered any change having or reasonably likely to have a Company Material Adverse Effect;

               (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) individually in excess of $20,000 or in excess of $50,000 in the aggregate, except liabilities and obligations (i) that are incurred in the ordinary course of business and consistent with past practice or (ii) that would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

               (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

               (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except in the ordinary course of business and consistent with past practice;

               (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

               (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

               (j) made any single capital expenditure or commitment in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

               (k) made any change in accounting methods or practices or internal control procedure;

               (l) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

               (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the Company's shareholders, officers, directors or employees or any affiliate of any of the Company's shareholders, officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

               (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8     TAXES

        (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all material respects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion, or threat to the Company that the Company is or may be subject to taxation by such jurisdiction;
(v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on Company Capital Stock; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and
(viii) any adjustment of Taxes of the Company made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

        (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

        (c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based on contact or correspondence with any agent of such authority. Schedule 2.8(c) to the Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Amazon.com or its counsel correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

        (d) Except as set forth on Schedule 2.8(d) to the Disclosure Memorandum, the Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

        (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

        (g) Except as set forth on Schedule 2.8(g), the unpaid Taxes of the Company (i) did not, as of March 31, 1999, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

        (h) Except as set forth on Schedule 2.8(h), there has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss. The Disclosure Memorandum sets forth the maximum amount of any net operating loss at the time of any such ownership change.

        (i) All Options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

        As used in this Agreement, the following terms shall have the following meanings:

        "Taxes" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties, and other assessments, including, but not limited to, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "Tax" means any of the foregoing Taxes.

        "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

        "Tax Returns" means any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9     PROPERTY

        (a) The Company owns no real property other than the leasehold interests described on Schedule 2.9(a) to the Disclosure Memorandum, which contains a complete and accurate list of all real property owned, leased or currently being used by the Company (the "Real Property"). The Company has delivered to Amazon.com or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

        (b) Schedule 2.9(b) to the Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $20,000 which is owned, leased, rented or used by the Company (the "Personal Property"); provided that such list need not describe the Technology or the IP Rights (as defined in Sections 2.14.2 and 2.14.5, respectively) listed on
Schedule 2.14 to the Disclosure Memorandum. The Company has delivered to Amazon.com or its counsel true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

        (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $20,000 and the Technology and IP Rights) reflected in the Company Balance Sheet (except for such properties or assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice) and all the properties and assets purchased by the Company since the date of the Company Balance Sheet (other than, in the case of the Personal Property, property rights with an individual value of less than $20,000 and the Technology and the IP Rights). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

        (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"), except for Encumbrances related to Taxes not yet due and payable. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and, to the Company's knowledge, any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed upon it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the Company's knowledge, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

        (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property which is so noted on Schedule 2.9(b) to the Disclosure Memorandum, the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed upon it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

2.10    CONTRACTS

        2.10.1 MATERIAL CONTRACTS

        Schedule 2.10.1 to the Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.14 to the Disclosure Memorandum) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $20,000, including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money (collectively, the "Material Contracts"). All Material Contracts are valid, binding and enforceable in accordance with their terms against the Company and, to the Company's knowledge, each other party thereto (except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities), and are in full force and effect, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor to the Company's knowledge is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. True and complete copies of each written Material Contract (or written summaries of the terms of any oral Material Contract) have been delivered to Amazon.com or its counsel by the Company. Except as set forth on Schedule 2.10.1 to the Disclosure Memorandum, the Company has no

               (a) contracts with directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

               (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

               (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

               (d) notice that any party to a Material Contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

               (e) material dispute with any of its suppliers, customers, distributors, licensors or licensees;

               (f) product distribution agreement, development agreement, or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Amazon.com, or standard licenses purchased by the Company for off-the-shelf software);

               (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

               (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; and

               (i) agreements or commitments to provide indemnification.

        2.10.2 REQUIRED CONSENTS

        The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed on Schedule 2.10.2 to the Disclosure Memorandum, all of which will be obtained on or prior to the Closing.

2.11    CLAIMS AND LEGAL PROCEEDINGS

        Except as set forth on Schedule 2.11 to the Disclosure Memorandum, there are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the Company's knowledge, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. Except as set forth on Schedule 2.11 to the Disclosure Memorandum, to the Company's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Schedule 2.11 to the Disclosure Memorandum sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.12    LABOR AND EMPLOYMENT MATTERS

        There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or any of its present or former employees. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement substantially in the form provided to Amazon.com. To the Company's knowledge, no employee (or person performing similar functions) of the Company is in material violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. Schedule 2.12 to the Disclosure Memorandum lists (a) the names and current compensation amounts of all directors and officers of the Company; (b) the names of and wage rates for all nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any);
(c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to in clause (b) above and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger. Except as disclosed on Schedule 2.12 to the Disclosure Memorandum, all employees of the Company are employed on an "at will" basis.

2.13    EMPLOYEE BENEFIT PLANS

        2.13.1 EMPLOYEE BENEFIT PLAN LISTING

        Schedule 2.13.1 to the Disclosure Memorandum accurately lists and describes all retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, group insurance, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, accident, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plans, funds, policies, programs, contracts, arrangements and payroll practices (including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all employment, consulting and personal service contracts and agreements (a) sponsored, maintained or contributed to by the Company, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability (such plans, funds, policies, programs, contracts, arrangements and payroll practices are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee Benefit Plan"). The Company does not have any agreement, arrangement, commitment or obligation to create (or contribute to) any additional employee benefit plan, fund, policy, program, contract, arrangement or payroll practice or to modify or amend any existing Employee Benefit Plan. There has been no amendment, written interpretation or announcement (whether or not written) by the Company relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.

        2.13.2 DOCUMENTS PROVIDED

        The Company has delivered to Amazon.com or its counsel true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information: (a) copies of the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) copies of the summary plan descriptions, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years;

(c) copies of all contracts (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, service provider agreements, administrative service agreements, insurance contracts, annuity contracts, investment management agreements and record-keeping agreements; and
(d) the most recent determination, opinion, notification or advisory letter issued by the IRS with respect to such Employee Benefit Plan.

        2.13.3 COMPLIANCE

        With respect to each Employee Benefit Plan, (a) such Employee Benefit Plan is, and at all times since its inception has been, maintained, administered and operated in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, and all requirements prescribed thereby, including, but not limited to, ERISA and the Code; (b) all amendments and actions required to bring such Employee Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable laws and regulations have been made or taken within the time prescribed by law, except to the extent that such amendments or actions are not required by law to be made or taken until after the Closing Date; (c) the Company, each fiduciary of such Employee Benefit Plan and all other Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by each of them in connection with such Employee Benefit Plan; (d) all returns, reports and other disclosures relating to such Employee Benefit Plan required to be filed with any governmental entity or agency or furnished to any participant or beneficiary have been properly completed or prepared and timely filed or furnished in accordance with applicable law; (e) neither the Company nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; and (f) no event has occurred or is threatened or about to occur that constitutes or could constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code. Each Employee Benefit Plan that constitutes a "group health plan," as defined in
Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code, has been maintained, administered and operated at all times since its inception in compliance in all material respects with (and the Company has never violated, in any material respect, any of) the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code, any regulations under such ERISA and Code sections and any other applicable federal, state, local or foreign law regarding the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since its inception has been, so qualified and its related trust or annuity contract is, and at all times since its inception has been, exempt from taxation under Section 501(a) of the Code, and each such Employee Benefit Plan (and its related trust(s) and/or annuity contract(s)) is the subject of an unrevoked favorable determination, opinion, notification or advisory letter from the IRS to that effect or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain it. Nothing has occurred since the most recent favorable determination, opinion, notification or advisory letter issued with respect to each such Employee Benefit Plan, and no circumstances exist or are reasonably expected by the Company to occur, that could cause the Company (or such Employee Benefit Plan) to lose its ability to rely on such determination letter or could cause the IRS to revoke such determination letter. No event or omission has occurred, or is reasonably expected by the Company to occur (including, but not limited to, any of the transactions contemplated in or by this Agreement), with respect to any Employee Benefit Plan that has or could subject, directly or indirectly, the Company or any other Person to a tax under Chapter 43 of Subtitle D of the Code or a penalty under Part 5 of Subtitle B of Title I of ERISA.

        2.13.4 CONTRIBUTIONS AND PREMIUM PAYMENTS

        All contributions, premiums and other payments due or required to be made to each Employee Benefit Plan under the terms of such Employee Benefit Plan, ERISA, the Code or other applicable law have been timely paid, or, if not yet due, have been properly recorded on the books of the Company.

        2.13.5 RELATED EMPLOYERS

        The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

        2.13.6 MULTIEMPLOYER AND TITLE IV PLANS

        The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or

Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

        2.13.7 POST-TERMINATION WELFARE BENEFITS

        Except as set forth on Schedule 2.13.7 to the Disclosure Memorandum, neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) health, severance or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of the Company or any other entity beyond such individual's retirement or other termination of service, other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code.

        2.13.8 SUITS, CLAIMS AND INVESTIGATIONS

        There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Company's knowledge, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor (the "DOL") or any other governmental entity or agency, and, to the Company's knowledge, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

        2.13.9 PAYMENTS RESULTING FROM TRANSACTIONS

        Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or any of the other Operative Documents will (a) entitle any current or former officer, employee, agent, director or independent contractor of the Company to severance pay, unemployment compensation or any other payment from the Company or any other Person, or otherwise increase the amount of compensation due to any such individual, or (b) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in (a) or (b) above.

2.14     INTELLECTUAL PROPERTY

        2.14.1 GENERAL

        The Company owns or is licensed or otherwise possesses the right to use the following as required to conduct its business as now conducted and as proposed to be conducted except where the failure to own, license or possess the right to use would not have a Company Material Adverse Effect, individually or in the aggregate: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel," software, development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights, and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith, and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

        2.14.2 COMPANY TECHNOLOGY

        Schedule 2.14.2 to the Disclosure Memorandum sets forth a list that is complete in all material respects of all products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement (collectively, the "Products"). Except for the Third Party Technologies (as defined in Section 2.14.3), the Company owns all right, title and interest in and to the following technology used to conduct its business as currently conducted or as proposed to be conducted (collectively, the "Technology"), free and clear of all Encumbrances (other than interests in licenses granted by the Company, all of which are either disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed): (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" embodied therein prior to the date of Closing; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases developed or obtained by or for the Company to the items set forth in clause (a) above prior to the date of Closing; (c) any and all technology and work in progress developed or obtained by or for the Company related to the items set forth in clauses (a) and (b) above prior to the date of Closing; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information developed or obtained by or for the Company related to the items set forth in clauses (a), (b) and (c) above prior to the date of Closing. The Technology, excluding the Third Party Technologies, is sometimes referred to herein as the "Company Technology."

        2.14.3 THIRD PARTY TECHNOLOGY

        Schedule 2.14.3 to the Disclosure Memorandum sets forth a list that is complete in all material respects, subject to the exception(s) set forth therein, of all Technology used in the Company's business as currently conducted or as proposed to be conducted for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all material license agreements or other material contracts pursuant to which the Company has the right to use (in the manner used by the Company in its business as currently conducted or as proposed to be conducted) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the licensor thereof, if any, and the Third Party License applicable thereto. The Company has the right to use (to the full extent permitted by the terms of such licenses) all Third Party Technology that is used in the Company's business as currently conducted or as proposed to be conducted. All Third Party Licenses are in full force and effect and are valid and binding against the Company and, to the Company's knowledge, are valid and binding against each other party thereto (but, with respect to such other parties only, subject to bankruptcy and similar laws, general principles of equity or similar legal theories of unenforceability), and the Company and, to the Company's knowledge, each other party thereto have performed in all material respects their obligations thereunder as required as of the date of the Closing, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor to the Company's knowledge has there occurred any event or circumstance which with notice or lapse of time or both would constitute a material default or material event of default on the part of the Company or, to the Company's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License for default, except where the failure to have the right to use the Third Party Technology or the failure of any Third Party License to be in full force and effect, valid, or binding, or the occurrence of any event of default or other event giving the other party the right to terminate or modify any Third Party License for default would not have a Company Material Adverse Effect, individually or in the aggregate. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or elect not to renew (if renewable by its terms) such Third Party License, except where the occurrence of such cancellation, termination or non-renewal would not have a Company Material Adverse Effect, individually or in the aggregate.

        2.14.4 TRADEMARKS

        Schedule 2.14.4 to the Disclosure Memorandum sets forth a list that is complete in all material respects of (a) all trademarks, trade names, brand names, service marks, logos or other identifiers used on or in connection with Products or otherwise used by the Company in its business as currently conducted or as proposed to be conducted and which are owned or claimed to be owned by the Company (collectively, the "Company Marks"), and (b) all trademarks, trade names, brand names, service marks, logos or other identifiers used on or in connection with Products or otherwise used by the Company in its business as currently conducted or as proposed to be conducted and which are not owned or claimed to be owned by the Company (the "Licensed Marks"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances (other than interests in licenses granted by the Company, all of which are either disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed), of all rights conferred by use of the Company Marks in connection with the Products or otherwise in the Company's business as currently conducted and, as to those Company Marks that have been registered by or for the Company in the United States Patent and Trademark Office, by federal registration of the Company Marks, except where the failure to own or be free and clear of Encumbrances would not have a Company Material Adverse Effect, individually or in the aggregate. The Company has the right to use the Licensed Marks as required to conduct its business as now conducted, except where the failure to have such right would not have a Company Material Adverse Effect, individually or in the aggregate.

        2.14.5 INTELLECTUAL PROPERTY RIGHTS

        Schedule 2.14.5 to the Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) filed or obtained by or for the Company with respect to the Company Technology and the Company Marks (collectively, the "IP Registrations"). The Company owns all right, title and interest, free and clear of any Encumbrances (other than interests in licenses granted by the Company, all of which are either disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed), in and to the IP Registrations, and the Company owns all right, title and interest, or otherwise possesses sufficient legally enforceable rights to conduct its business as currently conducted and as proposed to be conducted, free and clear of any Encumbrances (other than interests in licenses granted by the Company, all of which are either disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed) in and to any other rights in or to any copyrights (registered or unregistered), rights in the Company Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Company Marks (collectively, the "IP Rights").

        2.14.6 MAINTENANCE OF RIGHTS

        Except as set forth on Schedule 2.14.6 to the Disclosure Memorandum, without any implication that Company shall have had or have any obligation to file or maintain any registrations or applications of IP Rights, the Company has not conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the IP Rights, in a manner that has resulted or will result in the abandonment, cancellation or unenforceability of any material item of the IP Rights or the IP Registrations, and to the Company's knowledge the Company has not taken (or, to its knowledge, failed to take) any action that has resulted or will result in the forfeiture or relinquishment of any material item of the IP Rights or IP Registrations, except where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would not have a Company Material Adverse Effect, individually or in the aggregate. Except as set forth in Schedule 2.14.6 of the Disclosure Memorandum, the Company has not entered into any material agreements granting to any third party any rights or permissions to use any of the Technology or the IP Rights. To the Company's knowledge, except pursuant to a written nondisclosure agreement or other reasonably prudent safeguards, (a) no third party has received from the Company any information maintained or required to be maintained as confidential by the Company relating to the Technology or the IP Rights, and (b) the Company is not under any contractual or other obligation to disclose to any third party any information maintained or required to be maintained as confidential by the Company relating to the Company Technology.

        2.14.7 THIRD PARTY INFRINGEMENT

        Except as set forth on Schedule 2.14.7 to the Disclosure Memorandum, (a) no claim has been made (whether written, oral or otherwise) challenging the Company's ownership or rights in any material item of the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use (to the fullest extent permitted by law and except for licenses granted by the Company which are either disclosed in the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed) and no claim has been made (whether written, oral or otherwise) challenging the validity or enforceability of any material item of the IP Rights; and (c) to the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

        2.14.8 INFRINGEMENT BY THE COMPANY

        Except as set forth on Schedule 2.14.8 to the Disclosure Memorandum, (a) the use of any of the Company Technology in the Company's business as currently conducted or as proposed to be conducted does not and will not infringe, violate or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and no claims have been made with respect thereto; (b) the use of any of the Company Marks, and other IP Rights in the Company's business as currently conducted or as proposed to be conducted does not and will not infringe, violate or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and no claims have been made with respect thereto; and (c) no claims have been made (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, or abuse of, or other interference with, any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Company Technology, the Company Marks, the IP Rights, or the Company's use of the Licensed Marks or claiming that any other entity has any claim of infringement with respect thereto.

        2.14.9 CONFIDENTIALITY

        Except as set forth on Schedule 2.14.9 to the Disclosure Memorandum, (a) the Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company or under a written nondisclosure agreement; (b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all information maintained or required to be maintained as confidential by Company relating to the Technology, and the Company's use of the Company Technology in its business as currently conducted or proposed to be conducted does not and will not breach any agreement between the Company and a third party to maintain information as confidential; (c) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other information maintained or required to be maintained as confidential by the Company included in or relating to the Technology, except, as to such confidential information only, where such disclosure of confidential information is made pursuant to written nondisclosure agreements or covenants entered in the ordinary course of its business and which are disclosed in Section 2.14.6 of the Disclosure Memorandum or, under the terms of this Agreement, are not required to be so disclosed therein; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.14.9, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has formed or could reasonably form the basis for a release of such source code from such escrows or arrangements.

        2.14.10 WARRANTY AGAINST DEFECTS

        Except as set forth in Schedule 2.14.10 to the Disclosure Memorandum or as otherwise set forth in this Section 2.14.10, and except where such failure to conform would not have a Company Material Adverse Effect, individually or in the aggregate, and solely with respect to the Company Technology, the Company has used reasonable commercial efforts to design the Technology to substantially conform to the specifications set forth in such Schedule ("Specifications"), but the Technology is not functionally complete and has not been tested or operated in a production or pre-production environment, and there can be no assurance the Technology conforms to the specifications in whole or in part, or that the Technology will function in whole or in part when tested or operated in a production or pre-production environment. THE COMPANY TECHNOLOGY IS NEWLY DEVELOPED AND UNTESTED AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY IS PROVIDED ON AN AS-IS BASIS WITH ALL DEFECTS AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY, AND COMPANY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY DOES NOT WARRANT THAT THE TECHNOLOGY IS FREE FROM DEFECTS OR OTHER DEFICIENCIES, INCLUDING WITHOUT LIMITATION DESIGN DEFECTS, THAT THE TECHNOLOGY WILL FUNCTION WITHOUT ERROR OR INTERRUPTION, OR AT ALL, OR IN COMBINATION WITH THIRD-PARTY SOFTWARE, HARDWARE OR SYSTEMS, INCLUDING WITHOUT LIMITATION THIRD-PARTY BANKING, PAYMENT AND/OR RISK ASSESSMENT SYSTEMS, THAT THE TECHNOLOGY CONFORMS TO ANY APPLICABLE REGULATORY OR LEGAL REQUIREMENTS; OR THAT THE TECHNOLOGY WILL OPERATE IN ANY PRE-PRODUCTION OR PRODUCTION ENVIRONMENT OR AT ANY

VOLUME LEVELS OR BE SUITABLE FOR SURVIVING CORPORATION'S PURPOSES.

        2.14.11 DOMAIN NAMES

        Schedule 2.14.11 to the Disclosure Memorandum sets forth a list of all Internet domain names used by the Company in its business as presently conducted or proposed to be conducted (collectively, the "Domain Names"). The Company has a valid registration with the domain name authority or authorities with which the Domain Names are registered, and to the Company's knowledge, after the date of the Closing the Surviving Corporation will have, subject to any transfer requirements or restrictions imposed by InterNIC or any other domain name registration authorities having jurisdiction, and the payment of any fees and execution of all transfer documents as required by such authorities, and subject to the transferability or nontransferability of any agreement with such authorities relating to the Domain Names, a valid registration with the domain name authority or authorities with which the Domain Names are registered.

        2.14.12 YEAR 2000

        Except as set forth in Schedule 2.14.10 to the Disclosure Memorandum or as otherwise set forth in this Section 2.14.12, and except where such failure to conform would not have a Company Material Adverse Effect, individually or in the aggregate, to the extent Year 2000 Compliance of the Company Technology is expressly set forth in the Specifications, and solely with respect to the Company Technology, the Company has used reasonable commercial efforts to design the Company Technology to substantially conform to the Specifications for the Company Technology for Year 2000 Compliance, but the Technology is not functionally complete and has not been tested or operated in a production or pre-production environment, and there can be no assurance the Technology conforms to the specifications regarding Year 2000 Compliance in whole or in part, or that the Technology will function in whole or in part in a manner that is in Year 2000 Compliance when tested or operated in a production or pre-production environment. As used herein, "Year 2000 Compliance" means: (i) accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a material decrease in the functionality of the Software due to the processing of such date-related data, (ii) use prior to, during and after the calendar year 2000 and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century; (iii) not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century;
(iv) accommodate date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and (v) manage and manipulate data involving dates, including single century formulas and multicentury formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; (vi) provide that all date-related user interface functionalities and data fields include the indication of century; and (viii) provide that all date-related data interface functionalities include the indication of century. THE COMPANY TECHNOLOGY IS NEWLY DEVELOPED AND UNTESTED AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT THE TECHNOLOGY IS PROVIDED ON AN AS-IS BASIS WITH ALL YEAR 2000 COMPLIANCE DEFECTS AND OTHER DEFECTS AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY, AND COMPANY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY DOES NOT WARRANT THAT THE TECHNOLOGY IS FREE FROM YEAR 2000 COMPLIANCE DEFECTS OR OTHER YEAR 2000 COMPLIANCE DEFICIENCIES, INCLUDING WITHOUT LIMITATION DESIGN DEFECTS, THAT THE TECHNOLOGY AS PERTAINING TO YEAR 2000 COMPLIANCE WILL FUNCTION WITHOUT ERROR OR INTERRUPTION, OR AT ALL, OR IN COMBINATION WITH THIRD-PARTY SOFTWARE, HARDWARE OR SYSTEMS, INCLUDING WITHOUT LIMITATION THIRD-PARTY BANKING, PAYMENT AND/OR RISK ASSESSMENT SYSTEMS, THAT THE TECHNOLOGY AS PERTAINING TO YEAR 2000 COMPLIANCE CONFORMS TO ANY APPLICABLE REGULATORY OR LEGAL REQUIREMENTS; OR THAT THE TECHNOLOGY AS PERTAINING TO YEAR 2000 COMPLIANCE WILL OPERATE IN ANY PRE-PRODUCTION OR PRODUCTION ENVIRONMENT OR AT ANY VOLUME LEVELS OR BE SUITABLE FOR SURVIVING CORPORATION'S PURPOSES.

        2.14.13 INDEMNIFICATION

        Except as set forth in Schedule 2.14.6 of the Disclosure Memorandum, the Company has not entered into any agreement to indemnify any Person (other than shareholders, directors and/or officers of the Company) against any claim of infringement by the Technology or IP Rights or any other third party intellectual property right relating to the Technology. Except as set forth in
Schedule 2.14.6 of the

Disclosure Memorandum, the Company has not entered into any material agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

        2.14.14 RESTRICTIONS ON INTELLECTUAL PROPERTY

        To the Company's knowledge, except in their capacity on behalf of the Company, none of the Company's officers or employees has entered into any agreement inconsistent with the Company's rights to the Company Technology regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, inconsistent with the Company's rights to the Company Technology, whether written or oral, with any Person other than the Company during the period in which such officer or employee was employed with or engaged by the Company.

2.15    CORPORATE BOOKS AND RECORDS

        Except as set forth on Schedule 2.15 to the Disclosure Memorandum, the Company has furnished to Amazon.com or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's shareholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.16    LICENSES, PERMITS, AUTHORIZATIONS, ETC.

        Except as identified on Schedules 2.1 and 2.5 to the Disclosure Memorandum, the Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain of which would have a Company Material Adverse Effect. The Company has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

2.17    COMPLIANCE WITH LAWS

        Except as described on Schedule 2.17 to the Disclosure Memorandum, the Company is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters, except where the failure of the Company to so comply would not have a Company Material Adverse Effect. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

2.18    INSURANCE

        Schedule 2.18 to the Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.19    BROKERS OR FINDERS

        The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.20    ABSENCE OF QUESTIONABLE PAYMENTS

        Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

2.21    BANK ACCOUNTS

        Schedule 2.21 to the Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.22    INSIDER INTERESTS

        Except as set forth on Schedule 2.22 to the Disclosure Memorandum, no Shareholder or officer or director of the Company has any interest (other than as a Shareholder) (a) in any Real Property, Personal Property, Technology or IP Rights used in or pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth on
Schedule 2.22 to the Disclosure Memorandum, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, shareholders, affiliates or any affiliate thereof. The Company and its officers and directors and, to the knowledge of the Company, its shareholders have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.23    COMPLIANCE WITH ENVIRONMENTAL LAWS

        Neither the Company nor, to the Company's knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the Company's knowledge, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the Company's knowledge, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

2.24    FULL DISCLOSURE

        Except as set forth in Schedule 2.24 of the Disclosure Memorandum, no information furnished by the Company to Amazon.com or its representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Disclosure Memorandum and the other Exhibits hereto) or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2.25    HART-SCOTT-RODINO

        The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"). The Company is not a $10 million person as defined thereunder.

2.26    EMPLOYMENT OF REQUIRED EMPLOYEES

        Each of the Required Employees (as defined in Section 4.11) has agreed to accept the Parent's offer of employment pursuant to Section 6.13, which employment will be effective as of the Closing.

2.27    VOTING AGREEMENTS

        As of the date hereof, holders of not less than two-thirds of the outstanding shares of Company Series A Stock and not less than a majority of the outstanding shares of Company Common Stock have executed and delivered to Amazon.com a voting agreement, substantially in the form attached hereto as
Exhibit 2.27 (the "Voting Agreement").

                 ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                          AMAZON.COM AND THE PURCHASER

        In order to induce the Company to enter into and perform this Agreement and the other Operative Documents, Amazon.com and the Purchaser jointly and severally represent and warrant to the Company as follows in this Article III:

3.1     ORGANIZATION

        Amazon.com is a corporation duly organized validity existing and in good standing under the laws of the state of Delaware. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Amazon.com and the Purchaser has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted, and as proposed to be conducted and to enter into and perform its obligations under this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party, and to consummate the transactions contemplated hereby and thereby. Each of Amazon.com and the Purchaser is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by Amazon.com or the Purchaser, as applicable, or the nature of the business conducted by Amazon.com or the Purchaser, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, liabilities, condition (financial or other) or prospects of Amazon.com (an "Amazon.com Material Adverse Effect"); provided, however, that a Amazon.com Material Adverse Effect shall not include any change, event or effect that relates to or results from (i) the announcement or other disclosure or consummation of the transactions contemplated by this Agreement,
(ii) a general economic downturn, (iii) an economic downturn in Amazon.com's industry which does not disproportionately affect Amazon.com, or (iv) changes in the trading prices of Amazon.com Common Stock. Each of Amazon.com and the Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of the Purchaser are held of record and beneficially by Amazon.com.

3.2     ENFORCEABILITY

        Amazon.com and the Purchaser each have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Operative Documents to which they are a party and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of Amazon.com and the Purchaser and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party, the consummation of the Merger and the performance of all of their respective obligations under this Agreement and the other applicable Operative Documents to which Amazon.com or the Purchaser is a party has been taken or will be taken prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which Amazon.com is a party will have been at the Closing, duly executed and delivered by Amazon.com, and this Agreement is, and each of the other Operative Documents to which Amazon.com is a party will be at the Closing, a legal, valid and binding obligation of Amazon.com, enforceable against Amazon.com in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities. This Agreement has been, and each of the other Operative Documents to which the Purchaser is a party will have been at the Closing, duly executed and delivered by the Purchaser, and this Agreement is, and each of the other Operative Documents to which the Purchaser is a party will be at the Closing, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

3.3     SECURITIES

        The Amazon.com Common Stock to be issued pursuant to this Agreement has been, or will be prior to the Effective Time, duly authorized for issuance, and such Amazon.com Common Stock, when issued and delivered to the Shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4     NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

        The execution, delivery and performance of this Agreement and the other Operative Documents by the Purchaser and Amazon.com, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to Amazon.com or the Purchaser; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State and the California Secretary of State and (iii) the notification requirements of the Hart-Scott-Rodino Act; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Amazon.com or the Purchaser is a party or by which it is bound or to which any assets of Amazon.com or the Purchaser are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of Amazon.com or of the Purchaser.

3.5     CAPITALIZATION

        The authorized capital stock of Amazon.com consists of 300,000,000 shares of Amazon.com Common Stock, of which 161,371,398 shares were issued and outstanding as of March 31, 1999, and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of Amazon.com Common Stock are validly issued, fully paid and nonassessable.

3.6     SEC DOCUMENTS

        Amazon.com has furnished the Shareholders with true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, all Forms 8-K filed after the date of such Form 10-K, and its Proxy Statement relating to its 1999 Annual Meeting of Shareholders (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder.

3.7     ABSENCE OF CERTAIN CHANGES

        Since the December 31, 1998 financial statements included in the SEC Documents, there has not been any change which by itself or in conjunction with all other such changes, has had or could reasonably be expected to have an Amazon.com Material Adverse Effect, except as disclosed in the SEC Documents.

3.8     INFORMATION SUPPLIED BY AMAZON.COM

        None of the information supplied or to be supplied by Amazon.com for inclusion in the proxy statement to be delivered to the Shareholders in connection with any written consent by or meeting of such Shareholders (collectively, "Shareholder Materials"), including the SEC Documents, at the date such information was supplied prior to the time the Shareholders were requested to approve the Merger at either a special meeting of shareholders or by executing a written consent, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Amazon.com makes no representations or warranties regarding information furnished by or related to the Company.

3.9     FULL DISCLOSURE

        No information furnished by Amazon.com or the Purchaser to the Company or its representatives in connection with this Agreement or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF AMAZON.COM AND THE PURCHASER

        The obligations of Amazon.com and the Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by
Amazon.com:

4.1     ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of the Company contained herein (including, without limitation, applicable Exhibits or Schedules to the Disclosure Memorandum) and in the other Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date in all material respects as though made on that date.

4.2     PERFORMANCE OF AGREEMENTS

        The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

4.3     OPINION OF COUNSEL FOR THE COMPANY

        Amazon.com shall have received the opinion letter of Wilson Sonsini Goodrich & Rosati PC, counsel for the Company, dated the Closing Date, substantially in the form of Exhibit 4.3.

4.4     COMPLIANCE CERTIFICATE

        Amazon.com shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance satisfactory to Amazon.com, certifying that the conditions to the obligations of Amazon.com and the Purchaser in Sections 4.1, 4.2 and 4.5 have been fulfilled.

4.5     APPROVALS AND CONSENTS

        All transfers of material permits or material licenses and all material approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby and by the other Operative Documents, or for the continued operation of the Company as now operated, shall have been obtained, and all waiting periods specified by law shall have passed. All consents listed on Schedules 2.5 and
2.10.2 to the Disclosure Memorandum required in connection with a reverse triangular merger shall have been obtained and delivered.

4.6     PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

        Amazon.com shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to Amazon.com, as to the authenticity and effectiveness of the actions of the Board of Directors and Shareholders authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of the Company's Articles of Incorporation, certified by the California Secretary of State, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

4.7     NONFOREIGN AFFIDAVIT

        Amazon.com shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit, substantially in the form of Exhibit 4.7.

4.8     COMPLIANCE WITH LAWS

        The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Amazon.com, the Purchaser or the Company is subject.

4.9     SHAREHOLDER APPROVAL

        The principal terms of this Agreement shall have been approved by the Company's shareholders as required by the Company's Articles of Incorporation and applicable law.

4.10    LEGAL PROCEEDINGS

        No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending which would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Operative Document.

4.11    EMPLOYMENT AND NONCOMPETITION ARRANGEMENTS

        Each of the individuals listed on Exhibit 1.7.1 as "Required Employees" (the "Required Employees") shall have remained employees of the Surviving Corporation subsequent to the Merger in accordance with Section 6.13 and shall have executed the Amazon.com standard form of Confidentiality, Noncompetition and Invention Assignment Agreement, in the form attached hereto as Exhibit 4.11.

4.12    AFFILIATE LETTERS

        The Company shall have delivered or caused to be delivered to Amazon.com an Affiliate Letter substantially in the form of Exhibit 4.12 from each of those Persons who were, on the date on which the requisite number of consents or votes has been obtained to approve the Merger, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

4.13    TERMINATION OF CERTAIN AGREEMENTS

        Any and all rights of refusal, co-sale rights and registration rights, if any, for the benefit of the holders of Company Capital Stock or Stock Purchase Rights of the Company shall have terminated.

4.14    EXERCISE OF STOCK PURCHASE RIGHTS; CONVERSION OF CONVERTIBLE SECURITIES

        Any and all Stock Purchase Rights and any and all securities and notes convertible at any time into Company Common Stock, vested and unvested, and regardless of restrictions on exercise or conversion, shall have been exercised or converted, as the case may be, for shares of Company Capital Stock prior to the Effective Time, except for Options assumed by Amazon.com pursuant to Section 1.7.2.

4.15    DISSENTER RIGHTS

        No holders of Company Series A Stock shall have delivered to the Company before the Effective Time timely written notice of such holder's intent to demand payment for such shares in accordance with California Law, unless such holder shall have withdrawn or otherwise lost his, her or its right to such payment as a dissenting shareholder. Holders of not more than 10% of the outstanding shares of Company Common Stock shall have not voted in favor of the Merger or not consented thereto in writing and shall have delivered before the Effective Time timely written notice of such holders' intent to demand payment as dissenting shareholders for such shares in accordance with California Law.

4.16    TRANSMITTAL LETTERS

        All holders of the Company Series A Stock and holders of at least 90% of the outstanding shares of Company Common Stock shall have executed Letters of Transmittal in the form attached hereto as Exhibit 1.7.4.

4.17    AMENDMENT OF OPTIONS AND RESTRICTED STOCK AGREEMENTS

        All holders of Options or shares of Company Common Stock subject to a restricted stock purchase agreement with the Company (collectively, the "Restricted Stock Agreements") who will be employed by the Surviving Corporation or an affiliate of Amazon.com after the Closing shall have entered into amendments to, or waived in writing applicable provisions of, (i) the option agreements related to their respective Options to provide that the vesting of such Options and (ii) the respective Restricted Stock Agreements to provide that the vesting of the shares of Company Common Stock subject to such Restricted Stock Agreements, shall not be accelerated or become immediately exercisable at the Closing.

4.18    ESCROW AGREEMENT

        The Shareholder Representative, on behalf of the Shareholders, and the Escrow Agent shall have executed and delivered the Escrow Agreement to Amazon.com.

                 ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY

        The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1     ACCURACY OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of Amazon.com and the Purchaser contained herein and in the other Operative Documents shall have been true and correct in all material respects when made and, except for (a) changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date as though made on that date.

5.2     PERFORMANCE OF AGREEMENTS

        Amazon.com and the Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3     OPINION OF COUNSEL

        The Company shall have received the opinion letter of Perkins Coie LLP, counsel for Amazon.com and the Purchaser, dated the Closing Date, substantially in the form of Exhibit 5.3.

5.4     COMPLIANCE CERTIFICATE

        The Company shall have received a certificate of an officer of Amazon.com, dated the Closing Date, substantially in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company in Sections 5.1, 5.2, 5.6 and 5.7 have been fulfilled.

5.5     LEGAL PROCEEDINGS

        No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending which would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Operative Document.

5.6     APPROVALS AND CONSENTS

        All transfers of material permits or material licenses and all material approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby and by the other Operative Documents or for the continued operation of the Company as now operated, shall have been obtained, and all waiting periods specified by law shall have passed. All consents listed on Schedules 2.5 and 2.10.2 to the Disclosure Memorandum required in connection with a reverse triangular merger shall have been obtained and delivered.

5.7     COMPLIANCE WITH LAWS

        The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Amazon.com, the Purchaser or the Company is subject.

5.8     ESCROW AGREEMENT

        The Escrow Agreement shall have been executed and delivered by Amazon.com and the Escrow Agent.

                             ARTICLE VI - COVENANTS

        Between the date of this Agreement and the Effective Time, or such later period as set forth in Sections 6.5, 6.8 and 6.9, the parties covenant and agree as set forth in this Article VI.

6.1     CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

        Unless Amazon.com shall otherwise agree in writing, the business of the Company shall be conducted in and only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do any of the following without the prior written consent of Amazon.com:

               (a) amend or otherwise change its Articles of Incorporation or Bylaws, other than to effect a change in the Company's corporate name;

               (b) except for the issuance of shares of Company Capital Stock upon the exercise or conversion of currently outstanding Stock Purchase Rights, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any assets of the Company, except in the ordinary course of business and in a manner consistent with past practice, (ii) any shares of capital stock of any class of the Company, or (iii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company;

               (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

               (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

               (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $20,000 or capital expenditures which are, in the aggregate, in excess of $50,000 for the Company taken as a whole;
(v) enter into any agreement in which the obligation of the Company exceeds $10,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution; (vi) license any Technology or IP Rights; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

               (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to any of its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit, Employee Benefit Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the Company shall terminate prior to any enrollment thereunder and prior to the Closing Date its Code section 401(k) plan;

               (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

               (h) make any Tax election or settle or compromise any Tax liability;

               (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

               (j) take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV hereof not being satisfied; or

               (k) agree to do any of the foregoing.

6.2     ACCESS TO INFORMATION; CONFIDENTIALITY

        From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of Amazon.com access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Amazon.com with all financial, operating and other data and information as Amazon.com, through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, the Company shall provide Amazon.com with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Nondisclosure Agreement between Amazon.com and the Company entered into as of December 11, 1998.

6.3     NO ALTERNATIVE TRANSACTIONS

        Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall notify Amazon.com promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Amazon.com, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement (e.g. agreement not to invest in or seek change of control of the Company) to which the Company is a party.

6.4     NOTIFICATION OF CERTAIN MATTERS

        Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the rights or remedies available to the parties hereunder.

6.5     FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

        Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and of other Persons as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company, and to effect the issuance of the Amazon.com Common Stock to the Shareholders pursuant to the terms and conditions hereof.

6.6     SHAREHOLDER APPROVAL

        The Company will seek the approval at a special meeting of its shareholders or the written consent of such shareholders at the earliest practicable date approving this Agreement, the other Operative Documents, the Merger and related matters, which approval will be recommended by the Board of Directors of the Company.

6.7     PROXY STATEMENT

        The Company will send the Shareholder Materials to the Shareholders, in a timely manner, for the purposes of considering approval of the Merger, either at a special meeting of such Shareholders or by their execution of a written consent. The Company and Amazon.com each will promptly provide all information relating to its respective business or operations necessary for inclusion in the Shareholder Materials to satisfy all requirements of applicable state and federal securities laws. The Company and Amazon.com each shall be solely responsible for any statement, information or omission in the Shareholder Materials relating to it or its affiliates based on written information furnished by it. The Company and Amazon.com will not provide or publish to the Shareholders any material concerning them or their affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

6.8     AMAZON.COM COMMON STOCK

        Amazon.com agrees to authorize for listing on the Nasdaq National Market the shares comprising the Merger Consideration, and those required to be reserved for issuance upon exercise of Options assumed in connection with the Merger, by filing with the Nasdaq National Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq National Market) in a timely manner prior to the Closing or otherwise in accordance with the rules and regulations of the Nasdaq National Market.

6.9     SECURITIES ACT COMPLIANCE

        Amazon.com represents and warrants that the issuance of the shares comprising the Merger Consideration will have been registered, on or prior to the Closing under the Securities Act, pursuant to a registration statement on Form S-4, which shall be effective as of the Closing. As a result, the shares of Amazon.com Common Stock issuable in the Merger will be freely tradable, without restriction under the Securities Act, other than those restrictions imposed on affiliates of the Company pursuant to Rule 145 under the Securities Act and those restrictions imposed on affiliates of Amazon.com pursuant to Rule 144 under the Securities Act. Amazon.com agrees to use commercially reasonable efforts to cause such registration statement with respect to the shares comprising the Merger Consideration to remain effective as of the Effective Date, and to prepare and file with the Commission such amendments to such registration statements and amendments or supplements to the prospectuses used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale of Amazon.com Common Stock at the Closing. For so long as any shares of Amazon.com Common Stock issued in connection with the Merger remain subject to Rule 145 of the Securities Act, Amazon.com agrees to use commercially reasonable efforts to timely file all required reports under the Exchange Act, and otherwise satisfy the requirements of Rule 144(c) under the Securities Act.

6.10    DISSENTING SHARES

        Prior to the Closing Date, the Company shall furnish Amazon.com with the name and address of each Shareholder who, prior to the Closing, has requested appraisal rights pursuant to California Law and the number of Dissenting Shares owned by such Shareholder.

6.11    PUBLICITY

        No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby, other than the issuance by Amazon.com and the Company of a joint press release announcing this Agreement and the transactions contemplated hereby or as required by law.

6.12    OPTION SHARES; REGISTRATION

        Amazon.com shall take all corporate action necessary to reserve for issuance a sufficient number of Amazon.com Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.7.2. Amazon.com shall use commercially reasonable efforts to cause to be filed with respect to Amazon.com Common Stock subject to such Options a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form to be effective within 10 business days of the date on which the requirements of Items 2, 5 and 7 of Form 8-K have been satisfied and the responsive Current Report on Form 8-K, as it may be amended, with respect to the Merger has been filed with the Commission. Amazon.com shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

6.13    EMPLOYEE MATTERS

        Amazon.com, on behalf of the Surviving Corporation, shall offer continued employment to each Required Employee, Primary Key Employee and Secondary Key Employee and, as Surviving Corporation or Amazon.com may elect in their sole discretion, to such other employees of the Company, such employment to commence as soon as is practically possible but in any event primarily in Seattle, Washington within two weeks after the Closing and fully in Seattle, Washington within six weeks after the Closing. The Required Employees, Primary Key Employees and Secondary Key Employees and any other employees offered continued employment pursuant to this Section 6.13 shall evidence acceptance of Surviving Corporation's employment offer by executing the Amazon.com standard form of Confidentiality, Noncompetition and Inventions Agreement, in the form attached hereto as Exhibit 4.12.

6.14    AUDITED FINANCIAL STATEMENTS

        At least 10 business days prior to the Closing Date, the Company shall deliver to Amazon.com an audited balance sheet, an audited statement of income and expenses, an audited statement of cash flow and an audited statement of shareholders equity of the Company as of and for the fiscal year ended December 31, 1998. Except as set forth on Schedule 2.6 to the Disclosure Memorandum, these audited financial statements shall not reflect any material adverse change from the Financial Statements as, at and for the same periods.

6.15    REPAYMENT OF INDEBTEDNESS TO COMPANY

        The Company shall cause the employees listed on Schedule 2.3(d) under "Indebtedness" to repay the amounts owed to the Company under the promissory notes set forth opposite their names on such Schedule within 10 business days after the sale of any of their respective shares of Amazon.com Common Stock received in the Merger.

6.16    REAL PROPERTY

        Prior to the Closing Date, the Company shall use commercially reasonable efforts to terminate the leases related to the Real Property; provided, however, that the Company shall not, without the prior written consent of Amazon.com, enter into any agreement in connection with any such termination that would obligate the Company or Amazon.com to pay any amount over $5,000 with respect to any such lease, other than those amounts arising under such lease prior to the time of termination.

6.17    SUBSIDIARY ROLL-UP

        At the request of Purchaser, which request must occur, if at all, within a reasonable time prior to the Closing Date, the Company shall effect a roll-up of each Company Subsidiary, resulting in the termination, dissolution and winding-up of all such Company Subsidiaries.

6.18    RELEASE OF LIENS

        Prior to the Closing, the Company shall use commercially reasonable efforts to cause AT&T Ventures Fund, L.P. to release all Encumbrances in its favor with respect to any of the Company's assets.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1     TERMINATION

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders):

               (a) by mutual written consent;

               (b) by either the Company or Amazon.com, if the Merger has not been consummated by June 30, 1999; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party (i) whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) for a period of 10 business days after the expiration by its terms of any temporary restraining order ("TRO") prohibiting or enjoining the Merger or a ruling on any preliminary injunction motion relating to such TRO;

               (c) by either the Company or Amazon.com, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Amazon.com, the Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

               (d) by the Company, in the event of a material breach by Amazon.com of any representation, warranty or agreement contained herein which has not been cured or is not curable by June 30, 1999;

               (e) by Amazon.com, (i) in the event of a material breach by the Company of any representation, warranty or agreement contained herein which has not been cured or is not curable by June 30, 1999 or (ii) in the event acceptance of the Surviving Corporation's offer of continued employment pursuant to Section 6.13 is terminated by any Required Employee prior to the Effective Time.

7.2     EFFECT OF TERMINATION

        In the event of the termination of this Agreement pursuant to Section
7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

7.3     AMENDMENT

        This Agreement may not be amended except by an instrument in writing signed by Amazon.com, the Purchaser and the Company; provided, however, that after approval of this Agreement by the Company's shareholders, no amendment will be made which by applicable law requires the further approval of the Company's shareholders without obtaining such further approval.

7.4     WAIVER

        At any time prior to the Effective Time, Amazon.com may (a) extend the time for the performance of any obligation or other act of the Company , (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement of the Company or any condition to the obligations of Amazon.com and the Purchaser contained herein. At any time prior to the Effective Time, the Company may (a) extend the time for the performance of any obligation or other act of Amazon.com or the Purchaser, (b) waive any inaccuracy in the representations and warranties of

Amazon.com or the Purchaser contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement of Amazon.com or the Purchaser or any condition to the obligations of the Company contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                   ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1     SURVIVAL

        All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of 12 months after the Effective Time (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 6.4 hereof; provided, however, that any claim based on fraud shall survive the Closing indefinitely. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

8.2     INDEMNIFICATION BY THE HOLDERS OF COMPANY CAPITAL STOCK

        Subject to the limitations set forth in this Article VIII, from and after the Closing, each Shareholder shall indemnify and hold Amazon.com, its officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any reasonable legal or accounting fees or expenses and any Taxes or other costs or damages arising under, caused by or related to Section 280G of the Code or any comparable provision of state, local or foreign law) ("Losses") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company or such Shareholder in this Agreement or in any other Operative Document or (ii) any failure by the Company or such Shareholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

8.3     THRESHOLD AND LIMITATIONS; ADJUSTMENT OF MERGER CONSIDERATION

        (a) The Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VIII ("Claims") until the aggregate Losses for which the Indemnified Parties would otherwise be entitled to receive indemnification exceed $100,000 (the "Threshold"); provided, however, that once such aggregate Losses exceed the Threshold, the Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

        (b) (i) Except for Losses based upon a claim of fraud, the obligation of the Shareholders to indemnify the Indemnified Parties under Section 8.2 shall be the Indemnified Parties' sole remedy under this Agreement or under any other Operative Document against the Shareholders. Except as otherwise provided in Sections 8.3(b)(ii) and 8.3(b)(iii) such indemnity obligations shall be limited to 10% of the Base Amount in the aggregate (the "Initial Loss Limit"), and at no time shall such indemnity obligations of any Shareholder exceed such Shareholder's pro rata portion of the Escrow Shares constituting the Initial Loss Limit (as determined in accordance with Section 8.3(d) below).

               (ii) Notwithstanding any other provision of this Agreement to the contrary, the indemnity obligations of the Shareholders under Section 8.2 for Losses (A) based upon claims arising in connection with Section 2.14 and (B) relating to any third party with whom the Company has executed a nondisclosure or similar agreement shall be limited to the Escrow Shares, and at no time shall any Shareholder's indemnity obligations under Section 8.2 exceed such Shareholder's pro rata portion of the Escrow Shares (as determined in accordance with Section 8.3(d) below).

               (iii) Notwithstanding any other provision of this Agreement to the contrary, the indemnity obligations of the Shareholders under Section 8.2 for Losses based upon claims of fraud shall not be limited.

        (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the applicable time period as set forth in Section 8.1 hereof. Notwithstanding the foregoing, indemnity may be sought after the expiration of the Survival Period pursuant to this Article VIII if a Claim Notice (as defined in Section 8.4(a) hereof) shall have been delivered to the Shareholder Representative prior to the expiration of the Survival Period.


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
        (d) The indemnification obligations of the Shareholders under this
Article VIII shall be satisfied by means of the release from escrow to Amazon.com of Escrow Shares in accordance with the provisions of the Escrow Agreement. The number of Escrow Shares to be released from escrow to Amazon.com in payment of any Claims shall be determined by dividing (x) the aggregate dollar amount of such Claims by (y) the Closing Price. The aggregate value of Claims paid by means of such release to Amazon.com of Escrow Shares shall be deemed to reduce the total Merger Consideration otherwise payable to the Shareholders pursuant to Section 1.7 of this Agreement. Any such Claims shall be deemed to reduce the Escrow Shares, pro rata with respect to each Shareholder, as determined by reference to the number of shares comprising the Merger Consideration such Shareholder is entitled to receive in the Merger as compared to all other Shareholders; provided, however, that any Claims paid with respect to any Loss related to any representation, warranty, covenant or agreement of a Shareholder shall not result in a pro rata reduction of the Escrow Shares but shall reduce only the Escrow Shares of such Shareholder.

8.4     PROCEDURE FOR INDEMNIFICATION

        (a) An Indemnified Party shall give written notice (the "Claim Notice") of any Claim for indemnification under this Article VIII to the Shareholder Representative, on behalf of the indemnifying party, reasonably promptly after the assertion against an Indemnified Party of any claim by a third party (a "Third Party Claim") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts upon which the Indemnified Party intends to base a Claim for indemnification pursuant to this Article VIII; provided, however, that the failure or delay to so notify the Shareholder Representative shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that his, her or its ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the items set forth in the Escrow Agreement.

        (b) The procedures to be followed by the Shareholder Representative with respect to contesting whether a Claim is an indemnifiable Claim shall be as set forth in the Escrow Agreement.

        (c) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Shareholder Representative, on behalf of the indemnifying party, shall have the right, upon written notice given by the Shareholder Representative to the Indemnified Party within 30 days after receipt by the Shareholder Representative of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such, Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 8.4(c)(ii) hereof shall govern; provided, however, that, notwithstanding the foregoing, Amazon.com may elect to assume the defense and handle any such Third Party Claim if it determines in good faith that the resolution of such Third Party Claim could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of Amazon.com, in which case the provisions of Section 8.4(d)(ii) hereof shall govern.

               (ii) The Shareholder Representative, on behalf of the indemnifying party, shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Shareholder Representative shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and
(B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the Shareholder Representative and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

        (d) (i) If (A) the Shareholder Representative does not give written notice to the Indemnified Party pursuant to Section 8.4(c)(i) within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the Shareholder Representative's election to assume the defense or handling of such Third Party Claim or (B) Amazon.com elects to assume the defense and the handling of such Third Party Claim pursuant to Section 8.4(c)(i), the provisions of Section 8.4(d)(ii) hereof shall govern.

               (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the Shareholder Representative, on behalf of the indemnifying party, as such expenses are incurred by the Indemnified Party), select counsel, after consultation with the Shareholder Representative, in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as the Indemnified Party may deem appropriate; provided, however, that the Indemnified Party shall keep the Shareholder Representative timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Shareholder Representative shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

8.5     REMEDIES; SPECIFIC PERFORMANCE

        Except as otherwise provided, the indemnification provisions of this
Article VIII are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                              ARTICLE IX - GENERAL

9.1     EXPENSES

        Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses (including, without limitation, legal and accounting fees and expenses) incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents; provided, however, that all fees and expenses incurred by or on behalf of the Company in excess of $250,000 in connection with the transactions contemplated by this Agreement or the other Operative Documents (the "Transaction Expenses") shall be the sole responsibility of the Shareholders on a joint and several basis; and, provided further, that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

9.2     NOTICES

        Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission, or overnight courier service, in each case addressed as respectively set forth below or to


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
such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

        TO AMAZON.COM OR THE PURCHASER:

               Amazon.com
               1516 Second Avenue
               Seattle, WA  98101
               Fax: (206) 834-7010
               Attention:  Legal

        with a copy to:

               Perkins Coie LLP
               1201 Third Avenue, 48th Floor
               Seattle, Washington 98101-3099
               Fax: (206) 583-8500
               Attention:  Scott L. Gelband

        TO THE COMPANY:

               Accept.com Financial Services Corporation
               3 Twin Dolphin Drive, Suite 200
               Redwood City, CA  94065
               Fax:  (650) 598-1212
               Attention:  President

        with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA  94304-1050
               Fax: (650) 493-6811
               Attention:  James N. Strawbridge

9.3     SEVERABILITY

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.4     ENTIRE AGREEMENT

        This Agreement, the Mutual Nondisclosure Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.5     ASSIGNMENT

        This Agreement shall not be assigned prior to the Closing by operation of law or otherwise; provided, however, that the Purchaser's rights and obligations may be assigned to and assumed by any other corporation wholly owned (directly or through intermediate wholly-owned subsidiaries) by Amazon.com.

9.6     PARTIES IN INTEREST

        This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7     GOVERNING LAW

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Washington state or federal court.

9.8     HEADINGS

        The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9     COUNTERPARTS

        This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

9.10    WAIVER OF JURY TRIAL

        Each of Amazon.com, the Company and the Purchaser hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.



                             AMAZON.COM


                             By /s/ Randy Tinsley
                                -------------------------------
                                Randy Tinsley,
                                Treasurer and Vice President
                                of Corporate Development



                             ADC ACQUISITIONS, INC.



                             By /s/ Randy Tinsley
                                -------------------------------
                                Randy Tinsley, Treasurer


                             ACCEPT.COM FINANCIAL SERVICES CORPORATION



                             By     /s/ Daniel J. Shader
                                -------------------------------
                             Its    President and CEO
                                -------------------------------


                                       S-1